Exhibit 99.1

Sino-Global Announces Board Approval of Share Repurchase Program

Roslyn, New York, October 13, 2015 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global” or the “Company”), a Virginia company engaged in shipping, chartering, logistics and related services, announced today that its Board of Directors has approved a share repurchase program.

During the quarter ending December 31, 2015, the Company intends to repurchase up to $100,000 of its common stock. Thereafter the Company may repurchase an aggregate value of shares per quarter equal to 10% to 15% of Sino-Global’s quarterly net income for which the most recent quarterly or annual report has been filed. The Company will repurchase the shares in the open market from time to time, subject to market conditions and at management’s discretion. The program was authorized and went into effect on October 11, 2015 and will last through the next twelve months. The Company will cooperate with a licensed broker to administer the plan in compliance with the safe harbor provided by Rule 10b-18.

Mr. Lei Cao, Chief Executive Officer of Sino-Global, commented: “We believe that Sino-Global’s current stock price does not reflect the Company’s true value. This share repurchase program reconfirms our confidence in and commitment to Sino-Global’s future. As the Company continues to build its logistics network and expand its service platform, the share repurchase program should position us well for long-term growth, as we remain focused on returning value to our shareholders.”

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. We are headquartered in New York with offices in Mainland China, Australia, Canada and Hong Kong. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services.

Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com.

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance of the Company and such other about mentioned events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

The Equity Group Inc.

Terry Downs

Associate

(212)-836-9615 / tdowns@equityny.com

Adam Prior

Senior Vice President

(212) 836-9606 / aprior@equityny.com